UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2009

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 29, 2009, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) entered into the Naltrexone Hydrochloride Supply Agreement (the “Supply Agreement”) with Cilag GMBH International (the “Supplier” or “Cilag”) pursuant to which Cilag will manufacture commercial supplies of naltrexone hydrochloride for use in Orexigen’s drug products (the “Finished Product”). Pursuant to the terms of the Supply Agreement, Orexigen shall pay certain specified prices for such supplies based on the volumes purchased, which prices may be adjusted, subject to specified limitations. In addition, from the period beginning on the first December 31st following marketing approval by the FDA for a Finished Product (the “Qualification Date”) and continuing through the term of the Supply Agreement, Orexigen is required to purchase from Cilag a specified percentage of its requirements for naltrexone hydrochloride intended for commercial sale in Finished Products, provided that certain terms and conditions are met.

The term of the Supply Agreement commenced on January 5, 2009 and shall continue in effect until the date that is four (4) years from the Qualification Date. Either party may terminate the Supply Agreement effective immediately upon written notice to the other in the event that (a) the other party dissolves, is declared insolvent or bankrupt by a court of competent jurisdiction, (b) a voluntary or involuntary petition of bankruptcy is filed in any court of competent jurisdiction, or (c) the Supply Agreement is assigned for the benefit of creditors. In addition, Orexigen may terminate the Supply Agreement effective immediately upon written notice in the event that (a) any regulatory agency takes any action, or raises any objection that prevents Orexigen from importing, exporting, purchasing or selling naltrexone hydrochloride or the Finished Product, (b) the Finished Product fails during clinical trials and Orexigen withdraws its NDA, (c) Orexigen determines, in its sole discretion, to no longer pursue the development and/or commercialization of a Finished Product, or (d) a legal proceeding shall be instituted against Cilag, which is reasonably likely to materially adversely affect Cilag’s ability to properly perform under the Supply Agreement or subject Orexigen to any material risk of liability or loss. Moreover, either party may terminate the Supply Agreement upon specified written notice to the other party of a failure by that party to perform or observe any material covenant, condition or agreement to be performed or observed by it under the Supply Agreement, unless such breach has been cured within the specified notice period.

During any period during the term of the Supply Agreement in which Cilag for any reason, including, without limitation, a force majeure, fails to deliver the requisite quantities of naltrexone hydrochloride included in any firm commitment purchase order placed by Orexigen, within a specified period after the date of delivery confirmed in writing by Cilag or if Cilag otherwise anticipates or notifies Orexigen that it will be unable to make delivery of all or a portion of the ordered naltrexone hydrochloride within a specified period after the confirmed date of delivery, then Orexigen may refuse such late shipment of naltrexone hydrochloride from Cilag and purchase such quantities under such firm commitment purchase order through a substitute third party supplier. In the event Cilag regains its ability to resume supplying under the Supply Agreement, the Company’s right to purchase naltrexone hydrochloride from the substitute supplier shall terminate.

The foregoing description of the Supply Agreement does not purport to be complete and is qualified in its entirety by the Supply Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2009, requesting confidential treatment for certain portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: February 4, 2009	By:	/s/ Graham K. Cooper
	Name:	Graham K. Cooper
	Title:	Chief Financial Officer and Treasurer